EXHIBIT 10.11

BANK OF WILMINGTON

ENDORSEMENT SPLIT DOLLAR AGREEMENT

THIS ENDORSEMENT SPLIT DOLLAR AGREEMENT (this “Agreement”) is entered into as of this 23rd day of June, 2005 by and between Bank of Wilmington, a North Carolina-chartered commercial bank (the “Bank”), and Lynn M. Burney, its Senior Vice President and Chief Operations Officer (the “Executive”). This Agreement shall append the Split Dollar Policy Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy or policies on the Executive’s life,

WHEREAS, the Bank will pay premiums on the life insurance policy or policies from the Bank’s general assets,

WHEREAS, the Bank and the Executive are parties to an Endorsement Split Dollar Agreement dated as of December 16, 2004, and

WHEREAS, the Bank and the Executive intend that this Agreement shall amend and restate in its entirety the December 16, 2004 Endorsement Split Dollar Agreement, and from and after the Effective Date of this Agreement the December 16, 2004 Endorsement Split Dollar Agreement shall be of no further force or effect.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Officer and the Bank hereby agree as follows.

Article 1

General Definitions

Capitalized terms not otherwise defined in this Agreement are used herein as defined in the Salary Continuation Agreement dated as of the date of this Agreement between the Bank and the Executive. The following terms shall have the meanings specified –

1.1 Administrator means the administrator described in Article 7.

1.2 Executive’s Interest means the benefit set forth in Section 2.2(a).

1.3 Insured means the Executive.

1.4 Insurer means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

1.5 Net Death Proceeds means the total death proceeds of the Policy minus the cash surrender value.

1.6 Policy means the specific life insurance policy or policies issued by the Insurers.

1.7 Split Dollar Policy Endorsement means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on such Executive’s life.

Article 2

Policy Ownership/Interests

2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s Interest is paid according to Section 2.2 below.

2.2 Death Benefit. (a) Executive’s Interest If the Policy Is Not Cancelled. Provided the Policy is not cancelled, surrendered, terminated, or allowed to lapse, the Executive’s beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to 80% of the Net Death Proceeds (the “Executive’s Interest”). The Executive shall have the right to designate the beneficiary of the Executive’s Interest. The Executive or the Executive’s transferee shall also have the right to elect and change settlement options that may be permitted for the Executive’s Interest.

(b) If the Policy Is Cancelled. If the Policy is cancelled, surrendered, terminated, or allowed to lapse, in any such case without replacement, the Executive’s beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to death proceeds payable by the Bank in an amount in cash equal to the sum of (1) the amount specified in paragraph (a) of this Section 2.2, measured at the time the Policy is cancelled, surrendered, terminated, or allowed to lapse, plus (2) a tax gross-up payment to compensate for federal and state taxes imposed on the benefit specified in clause (1) of this Section 2.2(b). The tax gross-up payment required under this clause (2) of Section 2.2(b) shall be calculated in two steps, first by dividing the total death benefit specified in clause (1) of this Section 2.2(b) by one minus the sum of (x) the highest marginal individual federal income tax rate under the Internal Revenue Code at the time of the Executive’s death (offset or reduced to account for the deductibility at the federal level of state income taxes), plus (y) the highest marginal individual state income tax rate under North Carolina law at the time of the Executive’s death. Second, the death benefit specified in clause (1) of this Section 2.2(b) shall then be subtracted from the amount calculated in that first step. The difference shall be the additional tax gross-up payment to be made to compensate for taxes, regardless of whether it exceeds or is less than taxes imposed on the Executive’s estate for “income in respect of a decedent.” To illustrate with a simple hypothetical based on an assumed death benefit amount of $100,000 paid directly by the Bank under clause (1) of this Section 2.2(b), the additional tax gross-up payment would be calculated as follows if the highest marginal individual income tax rates are 34% (federal) and 7.5% (North Carolina), taking into account the deductibility at the federal level of state income taxes:

First Step:	$ 100,000 / divided by (1 - ((34% + 7.5%) - (34% x 7.5%))
= $ 100,000 / divided by (1 minus 38.95%)
=	$ 100,000 / divided by 61.05%, or .6105
= $ 163,800

Second Step:	$ 163,800 minus $ 100,000
=	$ 63,800, the amount of the additional tax gross-up payment

2.3 Comparable Coverage. The Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement, in which case the Bank and the Executive shall execute a new Split Dollar Policy Endorsement for the comparable insurance policy.

2.4 Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may after this Split Dollar Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

Article 3

Premiums

3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2 Economic Benefit. The Administrator shall annually determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “current term rate” is the minimum amount required to be imputed under applicable Internal Revenue Service authority.

3.3 Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis.

Article 4

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s rights and interest in this Agreement to any person, entity, or trust established by the Executive or the Executive’s spouse. If the Executive transfers all of the Executive’s rights and interest in this Agreement, then all of the Executive’s rights and interest in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Agreement.

Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Bank to be ineligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 7

Administration of Agreement

7.1 Administrator Duties. This Agreement shall be administered by an Administrator, which shall consist of the board or such committee as the board shall appoint. The Executive may be a member of the Administrator. The Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

7.2 Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.

7.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees, and any Policy beneficiary.

8.2 Amendment and Termination of Agreement. This Agreement may be amended solely by a written agreement signed by the Bank and the Executive. This Agreement shall terminate upon distribution of death benefits in accordance with Section 2.2 above. This Agreement shall automatically terminate and the Executive’s rights and interest in this Agreement shall be forfeited –

(a)	if benefits under the Salary Continuation Agreement are neither paid nor payable because of termination under Article 5 of the Salary Continuation Agreement, or

(b)	if Termination of Employment occurs before the Executive shall have served continuously with the Bank for ten consecutive years, unless Termination of Employment occurs because of the Executive’s death or Disability or unless Termination of Employment occurs at any time after a Change in Control.

8.3 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no succession had occurred.

8.4 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.5 Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.6 Entire Agreement. This Agreement and the Salary Continuation Agreement constitute the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive by this Agreement other than those specifically set forth herein. This Agreement supersedes and replaces in its entirety the December 16, 2004 Endorsement Split Dollar Agreement, and from and after the Effective Date of this Agreement the December 16, 2004 Endorsement Split Dollar Agreement shall be of no further force or effect.

8.7 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of the provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.8 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, Bank of Wilmington, 1117 Military Cutoff Road, Wilmington, North Carolina 28405.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Agreement as of the date first written above.

EXECUTIVE:	BANK:
Bank of Wilmington

/s/ Lynn M. Burney	By:	/s/ Cameron Coburn
Lynn M. Burney	Its:	Chairman, President and CEO

	And By:	/s/ Michelle Southerland
	Its:	Corporate Secretary

AGREEMENT TO COOPERATE WITH INSURANCE UNDERWRITING INCIDENT TO INTERNAL REVENUE CODE SECTION 1035 EXCHANGE

I acknowledge that I have read the Endorsement Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.4 of the Endorsement Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Endorsement Split Dollar Agreement.

/s/ Michelle Southerland	/s/ Lynn M. Burney
Witness	Executive

SPLIT DOLLAR POLICY ENDORSEMENT

Insured: Lynn M. Burney	Insurer:
Policy No.

Pursuant to the terms of the Bank of Wilmington Endorsement Split Dollar Agreement dated as of                     , 2005, the undersigned Owner requests that the above-referenced policy issued by the Insurer provides for the following beneficiary designation and limited contract ownership rights to the Insured:

1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.

2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

PRIMARY BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at                     , North Carolina, this day      of                     , 2005.

INSURED:	OWNER:
Bank of Wilmington

By:
Lynn M. Burney	Its: